Exhibit 3.1.2

                           Certificate OF AMENDMENT OF

                        THE ARTICLES OF INCORPORATION OF

                           INNOVATIVE MEDICAL SERVICES


Michael L. Krall and Dennis B. Atchley hereby certify that:

1. We are the President and Secretary, respectively, of Innovative Medical Services, a California corporation.

2. Article ONE of the Articles of Incorporation of this corporation is amended to read as follows:

ONE: "The name of this corporation is Pure Bioscience."

3. The foregoing amendment to the Articles of incorporation was duly approved by the Board of Directors of the corporation on September 26, 2003.

4. The foregoing amendment to the Articles of Incorporation was duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code on September 26, 2003. The total number of Common Shares outstanding in the corporation is 12,594,088.

The number of Common Shares voting in favor of these amendments equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) present and voting at the duly called meeting.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Dated: September 26, 2003
                                             -----------------------------------
                                             Michael L. Krall
                                             President, C.E.O and Director


         Dated: September 26, 2003
                                             -----------------------------------
                                             Dennis Atchley Esquire
                                             Secretary

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